Exhibit 99.1

The Scotts Miracle-Gro Company NEWS

ScottsMiracle-Gro Announces the Appointment of
Governor Brian Sandoval to its Board of Directors

MARYSVILLE, Ohio (June 13, 2022) – The Scotts Miracle-Gro Company (NYSE: SMG), one of the world’s leading marketers of branded consumer lawn and garden as well as hydroponic and indoor growing products, announced today that The Honorable Brian Sandoval has been named to its Board of Directors.

Governor Sandoval served two terms as the 29th Governor of the State of Nevada, having held office from 2011 to 2019. He is currently the President of the University of Nevada, Reno, a position he has held since 2020.

“Brian’s long-standing commitment to public service makes him a strong addition to our team. His extensive experience on issues related to economic growth, job creation, natural resources, judicial matters and higher education will certainly be of value,” said Jim Hagedorn, chairman and chief executive officer. I also expect Brian to bring fresh perspectives to our discussions. On behalf of all the directors, I am very pleased to welcome him to Scotts.”

His current role as President of the University of Nevada, Reno – the first Hispanic and University alumnus to serve that role – is the most recent of his public service posts. Before serving as Governor, he served as a District Judge of the United States District Court for the District of Nevada, Attorney General of Nevada, and in the Nevada Assembly. He served as Chairman of the National Governors Association from 2017 to 2018, National Council of State Governments in 2015, Western Governors Association in 2014 and the Education Commission of the States from 2013 to 2014.

Governor Sandoval will serve on the Board’s Innovation and Technology Committee and its Nominating and Governance Committee.

About ScottsMiracle-Gro
With approximately $4.9 billion in sales, the Company is one of the world’s largest marketers of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts ®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. Another wholly-owned subsidiary, The Hawthorne Collective, has been established to invest in emerging areas of the cannabis industry. For additional information, visit us at www.scottsmiraclegro.com.

Contact
Molly Jennings
Vice President Corporate Affairs
937-578-1352